Exhibit 99.3

FOR IMMEDIATE RELEASE:	CONTACT:
April 1, 2015	INVESTOR CONTACT
Bob East, Westwicke Partners
443.213.0500 | diplomat@westwicke.com

MEDIA CONTACT
Jenny Cretu, Diplomat
810.768.9370 | press@diplomat.is

Diplomat Completes Acquisition of BioRx

FLINT, Mich.—Diplomat Pharmacy, Inc. (NYSE: DPLO), announced today it has completed the acquisition of BioRx, LLC, a highly specialized pharmacy and infusion services company that provides treatments for patients with ultra-orphan and rare, chronic diseases based in Cincinnati, Ohio. With the close of this acquisition, the combined resources and capabilities will make Diplomat one of the nation’s largest specialty infusion providers.

Diplomat and BioRx are dedicated to personalized medication therapies for patients with chronic and complex therapies. Phil Hagerman, Chairman and CEO of Diplomat commented, “The combined resources of both companies will better serve our patients with broader access to limited distribution drugs as Diplomat and BioRx manage a strong therapy mix.” Mr. Hagerman continued, “The combination furthers our capabilities to roll out services to a larger national geographic footprint which will strengthen our ties with pharmaceutical manufactures by satisfying their demand for multi-channel reach.”

“For payor partners, our expanded offering improves our ability to take care of patients regardless of benefits,” said Phil Reilly, co-founder of BioRx. Eric Hill, co-founder of BioRx, furthered, “Since we started BioRx in 2004, our goal has been to build the country’s most patient-centered specialty pharmacy. Diplomat shares this focus and continues to represent the right partner, at the right time, for us to continue our mission into the future.”

Both BioRx co-founders, Phil Rielly and Eric Hill, have made multi-year commitments to help lead the combined infusion services organization going forward.  In addition, all individuals and entities receiving Diplomat common stock as part of this transaction will be subject to certain lock-up restrictions on such shares, for at least six months after closing.

Under the terms of the agreement, Diplomat is paying BioRx $210 million cash and approximately 4.05 million shares of Diplomat common stock. The transaction provides Diplomat with an expected future tax benefit of approximately $50 million. Under the terms of a one year contingent earnout, BioRx can earn an additional approximately 1.35 million shares of Diplomat common stock upon achieving an EBITDA-based metric. In 2014, BioRx generated approximately $227 million in revenue and $23 million in EBITDA. The transaction is expected to be accretive to Diplomat’s earnings per share in the first full year following the closing of the transaction.

To learn more about Diplomat, visit www.diplomat.is.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include the Company’s expectations regarding future tax benefits, and the financial and operational performance of the combined entities. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: delays or difficulties in integrating the combined businesses; general economic conditions in the regions and industries in which the parties operate; and the ability to achieve cost savings and operating synergies and the timing thereof.  The foregoing transaction risks should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2014 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Diplomat

Diplomat (NYSE: DPLO) serves patients and physicians in all 50 states. Headquartered in Flint, Michigan, the company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, HIV, specialized infusion therapy and many other serious or long-term conditions. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information visit www.diplomat.is. Follow us on Twitter and LinkedIn and like us on Facebook.

About BioRx

BioRx is a highly specialized pharmacy and infusion services provider that provides treatments for patients with ultra-orphan and rare, chronic diseases. In addition to pharmacy and infusion services, BioRx also serves health plans and payer organizations with comprehensive data analytics and outcomes reporting. The company’s clinical staff reaches patients in all 50 states and operates dispensing facilities in Ohio, Massachusetts, North Carolina, Iowa, Minnesota, Arizona and California. To learn more, visit www.biorx.com.

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